                                                                  EXHIBIT (c)(2)


                             SHAREHOLDERS AGREEMENT

         SHAREHOLDERS AGREEMENT (this "Agreement") dated as of July 30, 1999 among the persons listed on Schedule 1 hereto (each, a "Holder" and, collectively, the "Holders"), Merck & Co., Inc., a New Jersey corporation ("Parent"), and MC Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Sub"). Parent, Merger Sub and SIBIA Neurosciences, Inc., a Delaware corporation (the "Company"), propose to enter into a Merger Agreement (the "Merger Agreement") on the date of this Agreement providing for the making of a tender offer by Merger Sub (the "Offer") for shares of Common Stock, par value $0.001 per share, of the Company (the "Company Common Stock"), at a purchase price of $8.50 per share, and a subsequent merger (the "Merger") between the Company and the Merger Sub.

         Each Holder owns the number of shares of Company Common Stock (the "Shares") or options to purchase Company Common Stock (the "Stock Options" and collectively, with the Shares, the "Optioned Securities"), or has the right to vote the number of Shares or other securities (the "Voting Securities"), listed opposite the name of such Holder on Schedule 1. Parent and the Merger Sub have required, as a condition to entering into the Merger Agreement, that the Holders enter into this Agreement. The Holders believe that it is in the best interest of the Company and its stockholders to induce Parent and the Merger Sub to enter into the Merger Agreement and, therefore, the Holders are willing to enter into this Agreement.

         Accordingly, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. The Option. Each Holder hereby grants the Merger Sub an irrevocable option (the "Option") to purchase all of the Optioned Securities of such Holder at the price of $8.50 per share (or such higher price as may be paid pursuant to the Offer), payable in cash, without interest.

         2. Exercise of the Option; Term. On the terms and subject to the conditions of this Agreement, the Merger Sub may exercise the Option at any time after the date on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the exercise of the Option have expired or been terminated by written notice to each Holder specifying a date and time for the closing not later than thirty
(30) business days from the date of such notice (which date and time may be one day after the delivery of such notice), but only if (i) (A) a bona fide Acquisition Proposal (as defined in the Merger Agreement) shall have been made to the Company or any of its stockholders or any person or entity shall have announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the

Company, and on or following the date of the Merger Agreement but prior to the date that the Offer is consummated and Parent owns a majority of the outstanding shares of Common Stock, such Acquisition Proposal, announcement or intention is or becomes publicly known, and (B) on or following the date of the Merger Agreement but prior to the time such Acquisition Proposal, announcement or intention is or becomes publicly known, the occurrence of an event that would have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger shall not have become publicly known, and (C) on or following the date on which such Acquisition Proposal, announcement or intention is or becomes publicly known, the Merger Agreement is terminated by either the Company or the Parent pursuant to Section 9.2(i) of the Merger Agreement and if terminated by Parent or Merger Sub, Parent or Merger Sub shall not collectively beneficially own a majority of the outstanding shares of Common Stock on a fully diluted basis, and a termination fee has become payable pursuant to Section 9.5(b) of the Merger Agreement or (ii) the Merger Agreement is terminated (x) by the Company pursuant to Section 9.3(a) of the Merger Agreement, or (y) by the Parent pursuant to Section 9.4(a) of the Merger Agreement, or (z) pursuant to
Section 9.2(iv) of the Merger Agreement as a result of the failure to satisfy any one of the conditions set forth in paragraphs (e) or (f) of Annex A of the Merger Agreement. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Notwithstanding any other provision of this Shareholders Agreement, the Merger Agreement or the Stock Option Agreement, any reference to a majority of the total issued and outstanding shares or Shares, or shares or Shares outstanding on a fully diluted basis, or similar references, shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and any reference to beneficial ownership of shares of Common Stock or similar references shall, for purposes of such agreements, exclude from the determination thereof any shares of Common Stock issuable upon exercise of or subject to the Stock Option Agreement and/or the Shareholders Agreement. The Option shall expire on the earliest of (1) the Effective Time (as defined in the Merger Agreement), (2) the nine month anniversary of the earliest to occur of the events set forth in any of clauses
(i) and (ii) of Section 9.5(b) of the Merger Agreement and (3) the fifteenth day following the termination of the Merger Agreement if prior to such fifteenth day the events set forth in any of clauses (i) or (ii) of Section 9.5(b) of the Merger Agreement shall not have occurred (such earliest date being referred to in this Agreement as the "Expiration Date"); provided that, if the Option cannot be exercised or the Optioned Securities cannot be delivered to the Merger Sub upon such exercise because (x) there shall be in effect a preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction prohibiting delivery of the Optioned Securities or (y) any applicable waiting periods under the HSR Act shall not have expired or been terminated, then the Expiration Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

         3. Closing. At the closing:


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                  (a) against delivery of the Optioned Securities, free and
         clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause the Merger Sub to make payment to each Holder of the aggregate price for such Holder's Optioned Securities by wire transfer of immediately available funds; and

                  (b) each Holder shall deliver to the Merger Sub a duly executed certificate or certificates representing the number of Optioned Securities purchased from such Holder, together with transfer powers endorsed in blank relating to such certificates and, if requested by the Merger Sub, an irrevocable proxy duly executed by such Holder, authorizing such persons as the Merger Sub shall designate to act for such Holder as his lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's Holders or otherwise, and revoking any prior proxies granted by such Holder with respect to the Holder's Optioned Securities.

         Notwithstanding any provision of this Agreement to the contrary, the Holders shall validly tender their Shares pursuant to the Offer and shall not withdraw such Shares prior to the expiration of the Offer, and their obligation to sell any Optioned Securities shall be satisfied, solely with respect to the Shares so tendered, upon the purchase of such Shares by the Merger Sub pursuant to the Offer.

                  4. Covenants of the Holders.

                  (a) During the period from the date of this Agreement until the Expiration Date, except in accordance with the provisions of this Agreement, each Holder severally and not jointly agrees that he will not:

                           (i) sell, sell short, transfer, pledge, hypothecate,
                  assign or otherwise dispose of, or enter into any contract, option, hedging arrangement or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities or Voting Securities;

                           (ii) deposit any Optioned Securities or Voting
                  Securities into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities or Voting Securities; or


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                           (iii) initiate, solicit or knowingly encourage,
                  directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Acquisition Proposal, or agree to or endorse any Acquisition Proposal; except that any Holder who is a member of the board of directors of the Company may conduct himself in the manner expressly permitted under
                  Section 7.2 of the Merger Agreement.

                  (b) Any additional shares of Company Common Stock, warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Company Common Stock (collectively, "Equity Securities") acquired by any Holder will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities or Voting Securities, as the case may be.

                  (c) Each Holder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling such Holder from delivering his Optioned Securities to the Merger Sub or otherwise performing his obligations under this Agreement. To the extent that any Optioned Securities (other than Company Common Stock) may not be assigned by such Holder to the Merger Sub without exercising, exchanging or converting such Optioned Securities for or into Company Common Stock, each Holder agrees to exercise, exchange or convert such Optioned Securities for or into Company Common Stock prior to the closing of the purchase of such Optioned Securities upon exercise of the Option.

         5. Representations and Warranties of each Holder. Each Holder severally and not jointly represents and warrants to Parent and the Merger Sub as follows:

                  (a) (i) such Holder is the record or beneficial owner of the Optioned Securities, or has the right to vote the Voting Securities, listed opposite the name of such Holder on Schedule 1, (ii) such Optioned Securities or Voting Securities are the only Equity Securities owned of record or beneficially by such Holder or in which such Holder has any interest or which such Holder has the right to vote, as the case may be, and (iii) such Holder does not have any option or other right to acquire any other Equity Securities;

                  (b) such Holder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; the execution, delivery and performance of this Agreement by such Holder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under
         (i) any contract, understanding or arrangement to which such Holder


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

         is a party or by which such Holder is bound, (ii) any judgment, decree or order applicable to such Holder, or (iii) any law, rule or regulation of any governmental body applicable to such Holder; and this Agreement constitutes a valid and binding agreement on the part of such Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

                  (c) any Shares included in the Optioned Securities owned by such Holder have been validly issued and are fully paid and nonassessable and any shares of Company Common Stock issuable upon exercise of the Stock Options or Warrants, when issued and upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable;

                  (d) except as set forth on Schedule 1, the Optioned Securities owned by such Holder are now, and at all times during the term of this Agreement will be, held by such Holder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Optioned Securities or Voting Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement) with respect to the voting or disposition of the Optioned Securities or Voting Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement) relating to, such Optioned Securities or Voting Securities; and

                  (e) upon purchase of the Optioned Securities owned by such Holder, the Merger Sub will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by the Merger
         Sub).

         6. Effect of Representations, Warranties and Covenants of Holders. The representations, warranties and covenants of the Holders shall be several and not joint. The liability of each individual Holder shall extend only to the representations, warranties and covenants of such Holder and not to any representation, warranty or covenant of any other Holder.

         7. Representations and Warranties of Parent and the Merger Sub. Each of Parent and the Merger Sub hereby represents and warrants to each Holder that: it is a corporation duly formed under the laws of the states of their respective incorporations; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy insolvency,


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

moratorium or other similar laws relating to creditors' rights and general principles of equity.

         8. Voting of Equity Securities. Each Holder hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, he shall (a) vote all Voting Securities of such Holder in favor of the Merger; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities of such Holder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to:
(i) any Acquisition Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Merger Sub; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. Each Holder hereby irrevocably appoints designees of MC Merger Sub, the attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote in such manner as such attorneys, agents and proxies or their substitutes shall in their sole discretion deem proper and otherwise act, including the execution of written consents, with respect to all Voting Securities of the Company which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which the undersigned is or may be entitled to act by written consent. This proxy is coupled with an interest and shall be irrevocable and binding on any successor in interest of the undersigned. This proxy shall operate to revoke any prior proxy as to Voting Securities heretofore granted by the Holder. Such proxy shall terminate upon the termination of this Agreement.

         9. Adjustments. In the event of any increase or decrease or other change in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Securities and Voting Securities subject to this Agreement shall be adjusted appropriately.

         10. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to its rules of conflict of laws.

         11. Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.


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

         12. Legend. As soon as practicable after the execution of this Agreement, the following legend shall be placed on the certificates representing the Optioned Securities:

                  "The Securities represented by this certificate are subject to certain transfer and other restrictions contained in an Shareholders Agreement, dated as of July 30, 1999, among Merck & Co., Inc., MC Subsidiary Corp. and certain stockholders of the Corporation."

         13. Assignment. This Agreement may not be assigned by any party hereto, except that the Merger Sub may assign its right to purchase the Optioned Securities to one or more of its affiliates.

         14. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by Parent and the Merger Sub by injunctive or other equitable relief.

         15. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

         To Parent or the Merger Sub:

                  Celia Colbert
                  Merck & Co., Inc.
                  One Merck Drive
                  P.O. Box 100 W53AB-05
                  Whitehouse Station, NJ  08889
                  Fax:  (908) 735-1246

         With a copy to:

                  Fried, Frank, Harris, Shriver
                    & Jacobson
                  One New York Plaza
                  New York, New York  10004
                  Attention:  Gary P. Cooperstein, Esq.
                  Facsimile:  (212) 859-4000


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

         To each Holder:

                  The Salk Institute
                  10010 North Torrey Pines Road
                  La Jolla, CA  92037-1099
                  Attention:  Delbert E. Glanz
                              Executive Vice President
                              Fax:  535-9663

         With copies to:

                  The Salk Institute
                  10010 North Torrey Pines Road
                  La Jolla, CA  92037-1099
                  Attention:  Douglas D. Busch
                              General Counsel
                              Fax:  450-0509

         16. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

         18. Binding Effect; Benefits. This Agreement shall survive the death or incapacity of any Holder and shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.


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

         IN WITNESS WHEREOF, the Holders, Parent and Merger Sub have entered into this Agreement as of the date first written above.

                                    MERCK & CO., INC.


                                    By:  /s/ Judy C. Lewent
                                         ________________________________
                                         Name: Judy C. Lewent
                                         Title: Senior Vice President and
                                                Chief Financial Officer

                                    MC SUBSIDIARY CORP.


                                    By:  /s/ Judy C. Lewent
                                         _________________________________
                                         Name: Judy C. Lewent
                                         Title: President

                                    HOLDERS:

                                    THE SALK INSTITUTE FOR BIOLOGICAL STUDIES


                                    By:  /s/ Delbert E. Glanz
                                         ____________________________________
                                         Name: Delbert E. Glanz
                                         Title: Executive Vice President

                                    By:  /s/ Douglas D. Busch
                                         _____________________________________
                                         Name: Douglas D. Busch
                                         Title: General Counsel, Assistant
                                                Secretary


                                    SKANDIGEN A.B.


                                    By:  /s/ Gunnar Ekdahl
                                         _______________________________________
                                         Name: Gunnar Ekdahl
                                         Title: Director


                                    /s/ William T. Comer
                                    _________________________________________
                                    William T. Comer


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

                                   SCHEDULE 1

Name                                Shares             Stock Options              Voting Securities
----                                ------             -------------              -----------------
The Name Salk Institute for
Biological Studies                  1,933,461                0                    1,933,461
Skandigen AB                          986,696                0                      986,696
William T. Comer                      267,900          189,790                      267,900


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